Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Broadcom Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change in the presentation of other comprehensive income in 2012 and a change in accounting for testing goodwill for impairment in 2011.

/s/ KPMG LLP

Irvine, California
March 29, 2013